Exhibit 10.1

[Multiple Properties - FHC]

PURCHASE AND SALE AGREEMENT

by and among

HRPT PROPERTIES TRUST, HUB PROPERTIES TRUST
AND MOB REALTY TRUST,

as Sellers,

and

SENIOR HOUSING PROPERTIES TRUST,

as Purchaser

May 5, 2008

[Multiple Properties - FHC]

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1
1.1	“Agreement”	1
1.2	“Allocable Purchase Price”	1
1.3	“Business Day”	2
1.4	“Closing”	2
1.5	“Closing Date”	2
1.6	“Existing Survey”	2
1.7	“Existing Title Policy”	2
1.8	“Ground Lease”	2
1.9	“HRPT”	2
1.10	“Hub”	2
1.11	“Improvements”	2
1.12	“Land”	3
1.13	“Leases”	3
1.14	“MOB”	3
1.15	“Other Property”	3
1.16	“Permitted Exceptions”	3
1.17	“Property”	3
1.18	“Properties”	3
1.19	“Purchase Price”	4
1.20	“Purchaser”	4
1.21	“Rent Roll”	4
1.22	“Seller” and “Sellers”	4
1.23	“Title Company”	4
1.24	“Update” and “Updates”	4

SECTION 2.	PURCHASE AND SALE; CLOSING.	4
2.1	Purchase and Sale.	4
2.2	Closing.	4
2.3	Purchase Price.	5

SECTION 3.	TITLE, DILIGENCE MATERIALS, ETC.	5
3.1	Title.	5
3.2	No Other Diligence.	6

SECTION 4.	CONDITIONS TO THE PURCHASER’S OBLIGATION TO CLOSE.	6
4.1	Closing Documents.	7
4.2	Ground Lease Consent and Estoppel.	8
4.3	Title Policy.	8
4.4	Environmental Reliance Letters.	8
4.5	Condition of Property.	8
4.6	Other Conditions.	8

SECTION 5.	CONDITIONS TO SELLERS’ OBLIGATION TO CLOSE.	9

i

5.1	Purchase Price.	9
5.2	Closing Documents.	9
5.3	Ground Lease Consent and Estoppel.	9
5.4	Other Conditions.	9

SECTION 6.	REPRESENTATIONS AND WARRANTIES OF SELLERS.	9
6.1	Status and Authority of the Seller, Etc.	9
6.2	Action of the Seller, Etc.	10
6.3	No Violations of Agreements.	10
6.4	Litigation.	10
6.5	Existing Leases, Etc.	10
6.6	Agreements, Etc.	11
6.7	Not a Foreign Person.	12

SECTION 7.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.	13
7.1	Status and Authority of the Purchaser.	13
7.2	Action of the Purchaser.	13
7.3	No Violations of Agreements.	13
7.4	Litigation.	13

SECTION 8.	COVENANTS OF THE SELLERS.	14
8.1	Approval of Agreements.	14
8.2	Operation of Property.	14
8.3	Compliance with Laws, Etc.	14
8.4	Compliance with Agreements.	14
8.5	Notice of Material Changes or Untrue Representations.	14
8.6	Insurance.	15

SECTION 9.	APPORTIONMENTS.	15
9.1	Real Property Apportionments.	15
9.2	Closing Costs.	18

SECTION 10.	DAMAGE TO OR CONDEMNATION OF PROPERTY.	18
10.1	Casualty.	18
10.2	Condemnation.	18
10.3	Survival.	19

SECTION 11.	DEFAULT.	19
11.1	Default by the Sellers.	19
11.2	Default by the Purchaser.	19

SECTION 12.	MISCELLANEOUS.	20
12.1	Allocation of Liability.	20
12.2	Brokers.	20
12.3	Publicity.	20
12.4	Notices.	20

ii

12.5	Waivers, Etc.	22
12.6	Assignment; Successors and Assigns.	22
12.7	Severability.	23
12.8	Counterparts, Etc.	23
12.9	Performance on Business Days.	23
12.10	Attorneys’ Fees.	23
12.11	Section and Other Headings.	23
12.12	Time of Essence.	24
12.13	Governing Law.	24
12.14	Arbitration.	24
12.15	Like Kind Exchange.	25
12.16	Recording.	25
12.17	Joint and Several Liability.	25
12.18	Non-liability of Trustees.	25
12.19	Non-liability of Trustees of Purchaser.	26
12.20	Waiver and Further Assurances.	26

iii

[Multiple Properties - FHC]

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made as of May 5, 2008, by and among HRPT PROPERTIES TRUST, a Maryland real estate investment trust (“HRPT”), HUB PROPERTIES TRUST, a Maryland real estate investment trust (“Hub”), and MOB REALTY TRUST, a Massachusetts nominee trust (“MOB”, and together with HRPT and Hub, each a “Seller” and collectively, “Sellers”), and SENIOR HOUSING PROPERTIES TRUST, a Maryland real estate investment trust (the “Purchaser”).

WITNESSETH:

WHEREAS, the Sellers are the owners of the Properties (this and other capitalized terms used and not otherwise defined herein shall have the meanings given such terms in Section 1); and

WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Properties, subject to and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Sellers and the Purchaser hereby agree as follows:

SECTION 1.                          DEFINITIONS.

Capitalized terms used in this Agreement shall have the meanings set forth below or in the section of this Agreement referred to below:

1.1                               “Agreement”  shall mean this Purchase and Sale Agreement, together with any exhibits and schedules attached hereto, as it and they may be amended from time to time as herein provided.

1.2                               “Allocable Purchase Price”  shall mean, with respect to each Property, the amount set forth in Schedule A opposite the name of such Property, it being understood and agreed that the aggregate amount of the Allocable Purchase Prices of the Properties shall be One Hundred Twelve Million Nine Hundred Ten Thousand Eight Hundred and Twenty-Four Dollars ($112,910,824).

1.3                               “Business Day”  shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in The Commonwealth of Massachusetts are authorized by law or executive action to close.

1.4                               “Closing”  shall have the meaning given such term in Section 2.2.

1.5                               “Closing Date”  shall have the meaning given such term in Section 2.2.

1.6                               “Existing Survey”  shall mean, with respect to each Property, the existing ALTA survey of such Property.

1.7                               “Existing Title Policy”  shall mean, with respect to each Property, the existing title insurance policy for such Property.

1.8                               “Ground Lease”  shall mean that certain Ground Lease, dated as of November 21, 1994, by and between Hubbard Health Systems, Inc., as landlord, and Fallon Clinic, Inc., as tenant, as modified by that certain Landlord Consent, dated as of September 18, 1996, from Hubbard Health Systems, Inc., as landlord, to Lakeside Realty Company, that certain Assignment of Lease and Consent, dated as of September 30, 1996, by and among Hubbard Health Systems, Inc., as landlord, Fallon Clinic, Inc., as assignor, and Lakeside Realty Company, as assignee, that certain Ground Lease Consent and Estoppel Certificate, dated as of May 9, 1997, from Hubbard Health Systems, Inc., as landlord, to MOB, and that certain Assignment of Ground Lease, dated as of May 14, 1997, by and between Lakeside Realty Company, as assignor, and MOB, as assignee, with respect to the Property located at 340 Thompson Road, Webster, Massachusetts.

1.9                               “HRPT”  shall have the meaning given such term in the preambles to this Agreement, together with any permitted successors and assigns.

1.10                         “Hub”  shall have the meaning given such term in the preambles to this Agreement, together with any permitted successors and assigns.

1.11                         “Improvements”  shall mean, with respect to each Property, the applicable Seller’s entire right, title and interest in and to the existing office buildings, fixtures and other structures and improvements situated on, or affixed to, the Land.

1.12                         “Land”  shall mean, with respect to each Property, the applicable Seller’s entire right, title and interest in and to (a) the parcel(s) of land associated with such Property, which is more particularly described in Schedule B-1 through B-21 hereto, together with (b) all easements, rights of way, privileges, licenses and appurtenances which such Seller may own with respect thereto.

1.13                         “Leases”  shall mean the leases identified in the Rent Roll and any other leases hereafter entered into in accordance with the terms of this Agreement.

1.14                         “MOB”  shall have the meaning given such term in the preambles to this Agreement, together with any permitted successors and assigns.

1.15                         “Other Property”  shall mean, with respect to each Property, the applicable Seller’s entire right, title and interest in and to (a) all fixtures, machinery, systems, equipment and items of personal property owned by such Seller and attached or appurtenant to, located on and used in connection with the ownership, use, operation or maintenance of the Land or Improvements relating to such Property, if any, and (b) all intangible property owned by such Seller arising from or used in connection with the ownership, use, operation or maintenance of the Land or Improvements relating to such Property, if any.

1.16                         “Permitted Exceptions”  shall mean, with respect to each Property, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent; (b) the Leases relating to such Property; (c) the exceptions to title set forth in the Existing Title Policy for such Property; (d) all matters shown on the Existing Survey for such Property, and (e) such other nonmonetary encumbrances with respect to such Property as may be shown on the Update for such Property which are not objected to by the Purchaser (or which are objected to, and subsequently waived, by the Purchaser) in accordance with Section 3.1.

1.17                         “Property”  shall mean, collectively, all of the Land, the Improvements and the Other Property relating to a single property identified on Schedule A.

1.18                         “Properties”  shall mean, collectively, all of the Land, the Improvements and the Other Property relating to the properties identified on Schedule A, the legal descriptions of which are set forth in Schedules B-1 through B-21.

1.19                         “Purchase Price”  shall mean One Hundred Twelve Million Nine Hundred Ten Thousand Eight Hundred and Twenty-Four Dollars ($112,910,824) (which is the sum of the Allocable Purchase Prices).

1.20                         “Purchaser”  shall have the meaning given such term in the preambles to this Agreement, together with any permitted successors and assigns.

1.21                         “Rent Roll”  shall mean Schedule C to this Agreement.

1.22                         “Seller” and “Sellers”  shall have the meanings given such terms in the preambles to this Agreement, together with any permitted successors and assigns.

1.23                         “Title Company”  shall mean Lawyers Title Insurance Corporation.

1.24                         “Update” and “Updates” shall have the meanings given such terms in Section 3.1.

SECTION 2.                          PURCHASE AND SALE; CLOSING.

2.1                               Purchase and Sale.  In consideration of the payment of the Purchase Price by the Purchaser to the Sellers and for other good and valuable consideration, the Sellers hereby agree to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Sellers, the Properties for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.

2.2                               Closing.  The purchase and sale of the Properties shall be consummated at a closing (the “Closing”) to be held at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, or at such other location as the Seller and the Purchaser may agree, at 10:00 a.m., local time, on August 8, 2008, as the same may be accelerated pursuant to this Section 2.2 (the “Closing Date”).

Notwithstanding the foregoing, either the Purchaser or the Sellers may accelerate the Closing Date by giving not less than ten (10) Business Days prior written notice (an “Acceleration Notice”) to the other, in which event the Closing Date shall be the date set forth in such Acceleration Notice unless the party receiving the Acceleration Notice gives written notice objecting to the accelerated date set forth in the Acceleration Notice (a “Rejection Notice”) to the other within five (5) Business Days after its receipt of the Acceleration Notice, in which event, the Closing Date shall not be accelerated but shall occur as set forth in the preceding paragraph; provided, however, that the Sellers shall have the right to give a Rejection Notice only if the acceleration of the Closing Date will adversely effect the Sellers’ ability to conclude a like kind exchange pursuant to Section 12.15, and the Purchaser shall have the right to give a Rejection Notice only if the Purchaser determines, in its reasonable discretion, that the Purchaser does not, or will not, have adequate funds to close on the accelerated Closing Date.

2.3                               Purchase Price.

(a)                                At Closing, the Purchaser shall pay the Purchase Price to the Sellers, subject to the following adjustments:

(i)                                   There shall be deducted from the Purchase Price the Allocable Purchase Price with respect to any Property as to which this Agreement is terminated pursuant to the terms hereof.

(ii)                                There shall be added to, or deducted from, the Purchase Price such amounts as may be required by Article 9.

(b)                               The Purchase Price, as adjusted as provided herein, shall be payable by wire transfer of immediately available funds on the Closing Date to an account or accounts to be designated by the Sellers.

SECTION 3.                                              TITLE, DILIGENCE MATERIALS, ETC.

3.1                               Title.  Prior to the execution of this Agreement, the Sellers have delivered the Existing Title Policy and the Existing Survey for each Property to the Purchaser.

Within ten (10) days after the execution hereof, the Purchaser shall order an update to the Existing Title Policy for each Property (each an “Update”, and collectively, the “Updates”) from the Title Company.  The Purchaser shall deliver to the Sellers a copy of the Updates promptly upon receipt thereof.  Promptly after receipt of the Updates, but, in any event, prior to the Closing Date, the Purchaser shall give the Sellers written notice of any title exceptions (other than Permitted Exceptions) set forth on any Update as to which the Purchaser objects.  The Sellers shall have the right, but not the obligation, to attempt to remove, satisfy or otherwise cure any exceptions to title to which the Purchaser so objects.  If, for any reason, in their sole discretion, the Sellers are unable or unwilling to take such actions as may be required to cause such exceptions to be removed from such Update, the Sellers shall give the Purchaser notice thereof; it being understood and agreed that the failure of the Sellers to give prompt notice of objection shall be deemed an election by the Sellers not to remedy such matters.  If the Sellers shall be unable or unwilling to remove any title defects to which the Purchaser has so objected, the Purchaser may elect (i) to terminate this Agreement only with respect to such Property or (ii) to consummate the transactions contemplated hereby, notwithstanding such title defect, without any abatement or reduction in the Purchase Price on account thereof (whereupon such objected to exceptions or matters shall be deemed to be Permitted Exceptions).  The Purchaser shall make any such election by written notice to the Sellers given on or prior to the fifth (5th) Business Day after the Sellers’ notice of their unwillingness or inability to cure (or deemed election not to cure) such defect and time shall be of the essence with respect to the giving of such notice.  Failure of the Purchaser to give such notice shall be deemed an election by the Purchaser to proceed in accordance with clause (ii) above.

3.2                               No Other Diligence.  The Purchaser acknowledges that, except as provided in Section 3.1, (i) the Purchaser has had the opportunity to fully investigate and inspect the physical and environmental condition of the Properties, and to review and analyze all title examinations, surveys, environmental assessment reports, building evaluations, financial data and other investigations and materials pertaining to the Properties which the Purchaser deems necessary to determine the feasibility of the Properties and its decision to acquire the Properties, (ii) the Purchaser shall not be conducting any further title examinations, surveys, environmental assessments, building evaluations, financial analyses or other investigations with respect to the Properties, and (iii) the Purchaser shall not have any right to terminate this Agreement as a result of any title examinations, surveys, environmental assessments, building valuations, financial analyses or other investigations with respect to the Properties.

SECTION 4.                          CONDITIONS TO THE PURCHASER’S OBLIGATION TO CLOSE.

The obligation of the Purchaser to acquire the Properties shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

4.1                               Closing Documents.  The Sellers shall have delivered, or cause to have been delivered, to the Purchaser the following:

(a)                                (i) A good and sufficient deed in the applicable form attached as Schedule D hereto, with respect to each Property (other than the Property located at 340 Thompson Road, Webster, Massachusetts), in proper statutory form for recording, duly executed and acknowledged by the applicable Seller, conveying title to such Property, free from all liens and encumbrances other than the Permitted Exceptions, or (ii) with respect to the Property located at 340 Thompson Road, Webster, Massachusetts, an assignment by MOB and an assumption by the Purchaser, in form and substance reasonably satisfactory to MOB and the Purchaser, duly executed and acknowledged by MOB and the Purchaser, of all of MOB’s right, title and interest in, to and under the Ground Lease, as applicable;

(b)                               An assignment by the applicable Seller and an assumption by the Purchaser, with respect to each Property, in form and substance reasonably satisfactory to such Seller and the Purchaser, duly executed and acknowledged by such Seller and the Purchaser, of all of such Seller’s right, title and interest in, to and under the Leases and all of such Seller’s right, title and interest, if any, in, to and under all transferable licenses, contracts, permits and agreements affecting such Property;

(c)                                A bill of sale by the applicable Seller, with respect to each Property, without warranty of any kind, in form and substance reasonably satisfactory to such Seller and the Purchaser, with respect to any personal property owned by such Seller, situated at such Property and used exclusively by such Seller in connection with such Property (it being understood and agreed that no portion of the Purchase Price is allocated to personal property);

(d)                               To the extent the same are in any Seller’s possession, original, fully executed copies of all material documents and agreements, plans and specifications and contracts, licenses and permits pertaining to the Properties;

(e)                                To the extent the same are in any Seller’s possession, duly executed original copies of the Leases;

(f)                                  A closing statement, with respect to each Property, in form and substance reasonably satisfactory to the applicable Seller and the Purchaser, duly executed and acknowledged by such Seller and the Purchaser, showing the Allocable Purchase Price, apportionments and fees, and costs and expenses paid in connection with the Closing; and

(g)                               Such other conveyance documents, certificates, deeds and other instruments as the Purchaser, the Sellers or the Title Company may reasonably require and as are customary in like transactions in sales of property in similar transactions.

4.2                               Ground Lease Consent and Estoppel.  The Purchaser shall have obtained a ground lease consent and estoppel certificate, in form and substance reasonably satisfactory to the Purchaser, dated within thirty (30) days prior to the Closing Date, with respect to the Ground Lease.

4.3                               Title Policy.  The Title Company shall be prepared to issue, upon payment of the title premium at its regular rates, a title policy in the amount of the Allocable Purchase Price for each Property, insuring title to such Property is vested in the Purchaser or its designee or assignee, subject only to the Permitted Exceptions, with such endorsements as shall be reasonably required by the Purchaser.

4.4                               Environmental Reliance Letters.  The Purchaser shall have received a reliance letter with respect to each Property, authorizing the Purchaser and its designees and assignees to rely on the most recent environmental assessment report prepared for such Property, in form and substance reasonably acceptable to the Purchaser.

4.5                               Condition of Property.  Each Property shall be in substantially the same physical condition as on the date of this Agreement, ordinary wear and tear and, subject to Section 10.1, casualty excepted.

4.6                               Other Conditions.

(a)                                All representations and warranties of the Sellers herein shall be true, correct and complete in all material respects on and as of the Closing Date and the Sellers shall have performed in all material respects all covenants and obligations required to be performed by the Sellers on or before the Closing Date.

(b)                               In the event that the conditions set forth in this Section 4 have been satisfied with respect to less than all of the Properties, Purchaser shall not be relieved of any obligation hereunder with respect to those Properties which are not subject to such unsatisfied conditions.

SECTION 5.                          CONDITIONS TO SELLERS’ OBLIGATION TO CLOSE.

The obligation of the Sellers to convey the Properties to the Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

5.1                               Purchase Price.  The Purchaser shall deliver to the Sellers the Purchase Price payable hereunder, subject to the adjustments set forth in Section 2.3, together with any closing costs to be paid by the Purchaser under Section 9.2.

5.2                               Closing Documents.  The Purchaser shall have delivered to the Sellers duly executed and acknowledged counterparts of the documents described in Section 4.1, where applicable.

5.3                               Ground Lease Consent and Estoppel.  The Purchaser shall have obtained a ground lease consent and estoppel certificate, in form and substance reasonably satisfactory to the Purchaser, dated within thirty (30) days prior to the Closing Date, with respect to the Ground Lease.

5.4                               Other Conditions.

(a)                                All representations and warranties of the Purchaser herein shall be true, correct and complete in all material respects on and as of the Closing Date and the Purchaser shall have performed in all material respects all covenants and obligations required to be performed by the Purchaser on or before the Closing Date.

(b)                               In the event that the conditions set forth in this Section 5 have been satisfied with respect to less than all of the Properties, Sellers shall not be relieved of any obligation hereunder with respect to those Properties which are not subject to such unsatisfied conditions.

SECTION 6.                          REPRESENTATIONS AND WARRANTIES OF SELLERS.

To induce the Purchaser to enter into this Agreement, the Sellers represent and warrant to the Purchaser as follows:

6.1                               Status and Authority of the Seller, Etc.  Each Seller is duly organized, validly existing and in good standing under the laws of its state of organization or formation, and has all requisite power and authority under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

6.2                               Action of the Seller, Etc.  Each Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by any Seller on or prior to the Closing Date, this Agreement and such document shall constitute the valid and binding obligation and agreement of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

6.3                               No Violations of Agreements.  Neither the execution, delivery or performance of this Agreement by any Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which such Seller is bound.

6.4                               Litigation.  To the Sellers’ actual knowledge, no Seller has received written notice that any investigation, action or proceeding is pending or threatened, which (i) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (ii) involves condemnation or eminent domain proceedings against any Property or any portion thereof.

6.5                               Existing Leases, Etc.  Subject to Section 8.1, other than the Leases listed in the Rent Roll, no Seller has entered into a contract or agreement with respect to the occupancy of any Property that will be binding on the Purchaser after the Closing.  To the Sellers’ actual knowledge: (a) the copies of the Leases heretofore delivered by the Sellers to the Purchaser are true, correct and complete copies thereof; and (b) the Leases have not been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between the applicable Seller and the tenants thereunder.  Except as otherwise set forth in the Rent Roll or the Leases: (i) to the Sellers’ actual knowledge, each of the Leases is in full force and effect on the terms set forth therein; (ii) to the Sellers’ actual knowledge, there are no uncured defaults or circumstances which with the giving of notice, the passage of time or both would constitute a default thereunder which would have a material adverse effect on the business or operations of any Property; (iii) to the Sellers’ actual knowledge, each of their tenants is legally required to pay all sums and perform all material obligations set forth therein without any ongoing concessions, abatements, offsets, defenses or other basis for relief or adjustment; (iv) to the Sellers’ actual knowledge, none of their tenants has asserted in writing or has any defense to, offsets or claims against, rent payable by it or the performance of its other obligations under its Lease which would have a material adverse effect on the on-going business or operations of any Property; (v) no Seller has any outstanding obligation to provide any of its tenants with an allowance to perform, or to perform at its own expense, any tenant improvements; (vi) none of their tenants has prepaid any rent or other charges relating to the post-Closing period; (vii) to the Sellers’ actual knowledge, none of their tenants has filed a petition in bankruptcy or for the approval of a plan of reorganization or management under the Federal Bankruptcy Code or under any other similar state law, or made an admission in writing as to the relief therein provided, or otherwise become the subject of any proceeding under any federal or state bankruptcy or insolvency law, or has admitted in writing its inability to pay its debts as they become due or made an assignment for the benefit of creditors, or has petitioned for the appointment of or has had appointed a receiver, trustee or custodian for any of its property, in any case that would have a material adverse effect on the business or operations of any Property; (viii) to the Sellers’ actual knowledge, none of their tenants has requested in writing a modification of its Lease, or a release of its obligations under its Lease in any material respect or has given written notice terminating its Lease, or has been released of its obligations thereunder in any material respect prior to the normal expiration of the term thereof, in any case that would have a material adverse effect on the on-going business or operations of any Property; (ix) to the Sellers’ actual knowledge, except as set forth in the Leases, no guarantor has been released or discharged, voluntarily or involuntarily, or by operation of law, from any obligation under or in connection with any of the Leases or any transaction related thereto; and (x) all brokerage commissions currently due and payable with respect to each of the Leases have been paid.  To the Sellers’ actual knowledge, the other information set forth in the Rent Roll is true, correct and complete in all material respects.

6.6                               Agreements, Etc.  Other than the Leases, no Seller has entered into any contract or agreement with respect to any Property which will be binding on the Purchaser after the Closing other than contracts and agreements being assumed by the

Purchaser or which are terminable upon thirty (30) days notice without payment of premium or penalty.

6.7                               Not a Foreign Person.  No Seller is a “foreign person” within the meaning of Section 1445 of the United States Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

The representations and warranties made in this Agreement by the Sellers shall be continuing and shall be deemed remade by the Sellers as of the Closing Date, with the same force and effect as if made on, and as of, such date.  All representations and warranties made in this Agreement by the Sellers shall survive the Closing for a period of three hundred sixty (360) days, and upon expiration shall be of no further force or effect except to the extent that with respect to any particular alleged breach, the Purchaser gives the Sellers written notice prior to the expiration of said three hundred sixty (360) day period of such alleged breach with reasonable detail as to the nature of such breach.

Except as otherwise expressly provided in this Agreement or in any documents to be delivered to the Purchaser at the Closing, the Sellers have not made, and the Purchaser has not relied on, any information, promise, representation or warranty, express or implied, regarding the Properties, whether made by the Sellers, on the Sellers’ behalf or otherwise, including, without limitation, the physical condition of the Properties, the financial condition of the tenants under the Leases, title to or the boundaries of the Properties, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Properties or the market and physical environments in which they are located.  The Purchaser acknowledges that (i) the Purchaser has entered into this Agreement with the intention of relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of the Properties and (ii) the Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered to the Purchaser at the Closing, made (or purported to be made) by the Sellers or anyone acting or claiming to act on the Sellers’ behalf.  The Purchaser has inspected the Properties and is fully familiar with the physical condition thereof and shall purchase the Properties in its “as is”, “where is” and “with all faults” condition on the Closing Date.  Notwithstanding anything to the contrary contained herein, in the event that any party hereto has actual knowledge of the default of any other party (a “Known Default”), but nonetheless elects to consummate the transactions contemplated hereby and proceeds to Closing, then the rights and remedies of such non-defaulting party shall be waived with respect to such Known Default upon the Closing and the defaulting party shall have no liability with respect thereto.

SECTION 7.                          REPRESENTATIONS AND WARRANTIES OF PURCHASER.

To induce the Sellers to enter into this Agreement, the Purchaser represents and warrants to the Sellers as follows:

7.1                               Status and Authority of the Purchaser.  The Purchaser is duly organized, validly existing and in good standing under the laws of its state of organization or formation, and has all requisite power and authority under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

7.2                               Action of the Purchaser.  The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by the Purchaser on or prior to the Closing Date, this Agreement and such document shall constitute the valid and binding obligation and agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

7.3                               No Violations of Agreements.  Neither the execution, delivery or performance of this Agreement by the Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Purchaser is bound.

7.4                               Litigation.  The Purchaser has received no written notice that any investigation, action or proceeding is pending or threatened which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

The representations and warranties made in this Agreement by the Purchaser shall be continuing and shall be deemed remade by the Purchaser as of the Closing Date with the same force and effect as if made on, and as of, such date.  All representations and warranties made in this Agreement by the Purchaser shall survive the Closing for a period of three hundred sixty (360) days, and upon expiration shall be of no further force or effect except to the extent that with respect to any particular alleged breach, any Seller gives the Purchaser written notice prior to the expiration of said three hundred sixty (360) period of such alleged breach with reasonable detail as to the nature of such breach.

SECTION 8.                          COVENANTS OF THE SELLERS.

The Sellers hereby covenant with the Purchaser between the date of this Agreement and the Closing Date as follows:

8.1                               Approval of Agreements.  Not to enter into, modify, amend or terminate any Lease or any other material agreement with respect to any Property, which would encumber or be binding upon such Property from and after the Closing Date, without in each instance obtaining the prior written consent of the Purchaser.

8.2                               Operation of Property.  To continue to operate each Property consistent with past practices.

8.3                               Compliance with Laws, Etc.  To comply in all material respects with (i) all laws, regulations and other requirements from time to time applicable of every governmental body having jurisdiction of the Properties, or the use or occupancy thereof, and (ii) all material terms, covenants and conditions of all agreements affecting the Properties.

8.4                               Compliance with Agreements.  To comply with each and every material term, covenant and condition contained in the Leases and any other material document or agreement affecting each Property and to monitor compliance thereunder consistent with past practices.

8.5                               Notice of Material Changes or Untrue Representations.  Upon learning of any material change in any condition with respect to any Property or of any event or circumstance which makes any representation or warranty of the Sellers to the

Purchaser under this Agreement untrue or misleading, promptly to notify the Purchaser thereof.

8.6                               Insurance.  To maintain, or cause to be maintained, all existing property insurance relating to each Property.

SECTION 9.                          APPORTIONMENTS.

9.1                               Real Property Apportionments.  (a)  The following items shall be apportioned at the Closing as of the close of business on the day immediately preceding the Closing Date:

(i)                                                      annual rents, operating costs, taxes and other fixed charges payable under the Leases and the Ground Lease;

(ii)                                                   percentage rents and other unfixed charges payable under the Leases and the Ground Lease;

(iii)                                                fuel, electric, water and other utility costs;

(iv)                                               municipal assessments and governmental license and permit fees;

(v)                                                  Real estate taxes and assessments other than special assessments, based on the rates and assessed valuation applicable in the fiscal year for which assessed;

(vi)                                               Water rates and charges;

(vii)                                            Sewer and vault taxes and rents; and

(viii)                                         all other items of income and expense normally apportioned in sales of property in similar situations in the applicable jurisdiction where each Property is located.

If any of the foregoing cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned on the basis of a good faith estimate by the parties and reconciled as soon as practicable after the Closing Date but, in any event, no later than one (1) year after the Closing Date.

(b)                               If there are water, gas or electric meters located at any Property, the Sellers shall obtain readings thereof to a date not more than thirty (30) days prior to the Closing Date and the unfixed water rates and charges, sewer taxes and rents and gas and electricity charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings.  If such readings are not obtainable by the Closing Date, then, at the Closing, any water rates and charges, sewer taxes and rents and gas and electricity charges which are based on such readings shall be prorated based upon the per diem charges obtained by using the most recent period for which such readings shall then be available.  Upon the taking of subsequent actual readings, the apportionment of such charges shall be recalculated and the applicable Seller or the Purchaser, as the case may be, promptly shall make a payment to the other based upon such recalculations.  The parties agree to make such final recalculations within sixty (60) days after the Closing Date.

(c)                                If any refunds of real property taxes or assessments, water rates and charges or sewer taxes and rents shall be made after the Closing, the same shall be held in trust by the applicable Seller or the Purchaser, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same, then to any required refunds to tenants under the Leases, and the balance, if any, shall be paid to the applicable Seller (for the period prior to the Closing Date) and to the Purchaser (for the period commencing with the Closing Date).

(d)                               If, on the Closing Date, any Property shall be or shall have been affected by any special or general assessment or assessments or real property taxes payable in a lump sum or which are or may become payable in installments of which the first installment is then a charge or lien and has become payable, the applicable Seller shall pay or cause to be paid at the Closing the unpaid installments of such assessments due and as of the Closing Date.

(e)                                No insurance policies of the Sellers are to be transferred to the Purchaser, and no apportionment of the premiums therefor shall be made.

(f)                                  At the Closing, the Sellers shall transfer to the Purchaser the amount of all unapplied security deposits held pursuant to the terms of the Leases.

(g)                               Brokerage commissions, tenant improvement expenses and other amounts payable by the applicable Seller as landlord under Leases entered into by such Seller after the date hereof, or in connection with the renewal or extension of any existing Lease, shall be the responsibility of the Purchaser, and the Purchaser shall reimburse such Seller at the Closing for all such brokerage commissions, tenant improvement expenses and other amounts paid by such Seller prior to the Closing.  The Purchaser shall receive a credit at Closing for all unpaid brokerage commissions, tenant improvement expenses and other amounts payable by the applicable Seller as landlord under Leases entered into by such Seller prior to the date hereof.

(h)                               Amounts payable after the date hereof on account of capital expenditures relating to the Properties under the 2008 capital expenditure budget prepared as of March 31, 2008 (the “CapEx Budget”) (including, without limitation, budgeted items for “building improvements” and “development and redevelopment”), shall be the responsibility of the Purchaser, and the Purchaser shall reimburse the applicable Seller at the Closing for all amounts paid by such Seller prior to the Closing on account of capital expenditures under the CapEx Budget payable after the date hereof.  The Purchaser shall receive a credit at Closing for all unpaid amounts payable on account of capital expenditures under the CapEx Budget prior to the date hereof.  A copy of the CapEx Budget has been previously provided to the Purchaser.

(i)                                   If a net amount is owed by any Seller to the Purchaser pursuant to this Section 9.1, such amount shall be credited against the applicable Allocable Purchase Price.  If a net amount is owed by the Purchaser to the Sellers pursuant to this Section 9.1, such amount shall be added to the applicable Allocable Purchase Price paid to such Seller.

(j)                                   If, on the Closing Date, there are past due rents with respect to any Lease, amounts received by the Purchaser with respect to such Lease after the Closing Date shall be applied, first, to rents due or to become due during the calendar month in which the Closing occurs, and then, to all other rents due or past due in inverse order to the order in which they became due (i.e., first to arrearages most recently occurring, then to older arrearages).  In no event shall any Seller have any right to take any action to collect any past due rents or other amounts following the Closing; provided, however, the Purchaser shall use commercially reasonable efforts to collect such past due rents and other amounts, except that the Purchaser shall have no obligation to institute any legal action or proceeding or otherwise enforce any of its rights and remedies under any Lease in connection with such commercially reasonable efforts.

The provisions of this Section 9.1 shall survive the Closing.

9.2                               Closing Costs.

(a)                                The Purchaser shall pay (i) the costs of closing and diligence in connection with the transactions contemplated hereby (including, without limitation, all premiums, charges and fees of the Title Company in connection with the title examination and insurance policies to be obtained by the Purchaser, including affirmative endorsements), (ii) all documentary, stamp, sales, intangible and other transfer taxes and fees incurred in connection with the transactions contemplated by this Agreement, and (iii) all state, city, county, municipal and other governmental recording and filing fees and charges.

(b)                               Each party shall pay the fees and expenses of its attorneys and other consultants.

SECTION 10.                   DAMAGE TO OR CONDEMNATION OF PROPERTY.

10.1                         Casualty.  If, prior to the Closing, any Property is  materially destroyed or damaged by fire or other casualty, the Sellers shall promptly notify the Purchaser of such fact.  In such event, the Purchaser shall have the right to terminate this Agreement only with respect to such Property by giving notice to the Sellers not later than ten (10) days after giving the Sellers notice (and, if necessary, the Closing Date shall be extended until one day after the expiration of such ten-day period).  If the Purchaser elects to terminate this Agreement with respect to such Property as aforesaid, this Agreement shall terminate and be of no further force and effect with respect to such Property, and no party shall have any liability to the other hereunder with respect to such Property.  If less than a material part of any Property shall be affected by fire or other casualty or if the Purchaser shall not elect to terminate this Agreement with respect to such Property as aforesaid, there shall be no abatement of the Purchase Price and the applicable Seller shall assign to the Purchaser at the Closing the rights of such Seller to the proceeds, if any, under such Seller’s insurance policies covering such Property with respect to such damage or destruction and there shall be credited against the Purchase Price and the Allocable Purchase Price the amount of any deductible, any proceeds previously received by the Sellers on account thereof and any deficiency in proceeds.

10.2                         Condemnation.  If, prior to the Closing, a material part of any Property (including access or parking thereto), is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), the Sellers shall notify the Purchaser of such fact promptly after obtaining knowledge thereof and the Purchaser shall have the right to terminate this Agreement only with respect to such Property by giving notice to the Sellers not later than ten (10) days after giving the Sellers notice (and, if necessary, the Closing Date shall be extended until one day after the expiration of such ten-day period).  If the Purchaser elects to terminate this Agreement with respect to such Property as aforesaid, this Agreement shall terminate and be of no further force and effect with respect to such Property, and no party shall have any liability to the other hereunder with respect to such Property.  If less than a material part of any Property shall be affected or if the Purchaser shall not elect to terminate this Agreement with respect to such Property as aforesaid, the sale of the Properties shall be consummated as herein provided without any adjustment to the Purchase Price (except to the extent of any condemnation award received by the Seller prior to the Closing) and the applicable Seller shall assign to the Purchaser at the Closing all of such Seller’s right, title and interest in and to all awards, if any, for the taking, and the Purchaser shall be entitled to receive and keep all awards for the taking of such Property or portion thereof.

10.3                         Survival.  The parties’ obligations, if any, under this Section 10 shall survive the Closing.

SECTION 11.                   DEFAULT.

11.1                         Default by the Sellers.  If the transaction herein contemplated fails to close as a result of the default of any Seller hereunder, or any Seller having made any representation or warranty herein which shall be untrue or misleading in any material respect, or any Seller having failed to perform any of the material covenants and agreements contained herein to be performed by such Seller, the Purchaser may, as its sole remedy, either (x) terminate this Agreement or (y) pursue a suit for specific performance.

11.2                         Default by the Purchaser.  If the transaction herein contemplated fails to close as a result of the default of the Purchaser hereunder, or the Purchaser having made any representation or warranty herein which shall be untrue or misleading in any material respect, or the Purchaser having failed to perform any of the covenants and agreements contained herein to be performed by it, the Sellers may terminate this Agreement (in which case, the Purchaser shall reimburse the Sellers for all of the fees, charges, disbursements and expenses of the Sellers’ attorneys).

SECTION 12.                   MISCELLANEOUS.

12.1                         Allocation of Liability.  It is expressly understood and agreed that the Sellers shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities, and expenses to the extent arising out of events, contractual obligations, acts, or omissions of any Seller that occurred in connection with the ownership or operation of any Property during the period in which such Seller owned such Property prior to the Closing and the Purchaser shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities and expenses to the extent arising out of events, contractual obligations, acts, or omissions of the Purchaser that occur in connection with the ownership or operation of any Property during the period in which the Purchaser owns such Property after the Closing.  The provisions of this Section 12.1 shall survive the Closing.

12.2                         Brokers.  Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby.  Each party shall indemnify and hold harmless the other party and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including reasonable attorneys’ fees, charges and disbursements arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any other broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the indemnifying party.  The provisions of this Section 12.2 shall survive the Closing.

12.3                         Publicity.  The parties agree that, except as otherwise required by law and except for the exercise of any remedy hereunder, no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

12.4                         Notices.  (a)  Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with confirmed receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b)                               All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c)                                All such notices shall be addressed,

if to any Seller, to:

c/o HRPT Properties Trust

400 Centre Street

Newton, Massachusetts  02458

Attn:  Mr. John C. Popeo

[Telecopier No. (617) 928-1305]

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, 34th Floor

Los Angeles, California 90071

Attn:  Meryl K. Chae, Esq.

[Telecopier No. (213) 621-5035]

if to the Purchaser, to:

Senior Housing Properties Trust

400 Centre Street

Newton, Massachusetts 02458

Attn:  Mr. David J. Hegarty

[Telecopier No. (617) 796-8349]

 with a copy to:

Sullivan & Worcester LLP

One Post Office Square

Boston, Massachusetts  02109

Attn:  Nancy S. Grodberg, Esq.

[Telecopier No. (617) 338-2880]

(d)                               By notice given as herein provided, the parties hereto and their respective successor and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

12.5                         Waivers, Etc.  Subject to the terms of the last paragraph of Section 6, any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

12.6                         Assignment; Successors and Assigns.  Subject to Section 12.15, this Agreement and all rights and obligations hereunder shall not be assignable, directly or indirectly, by any party without the written consent of the other, except that the Purchaser may assign this Agreement to any entity wholly owned, directly or indirectly, by the Purchaser; provided, however, that, in the event this Agreement shall be assigned to any one or more entities wholly owned, directly or indirectly, by the Purchaser, the Purchaser named herein shall remain liable for the obligations of the “Purchaser” hereunder.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

12.7                         Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

12.8                         Counterparts, Etc.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

12.9                         Performance on Business Days.  In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

12.10                   Attorneys’ Fees.  If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

12.11                   Section and Other Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.12                   Time of Essence.  Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

12.13                   Governing Law.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts.

12.14                   Arbitration.  Any party hereto may elect to submit any dispute hereunder that has an amount in controversy in excess of $250,000 to arbitration hereunder.  Any such arbitration shall be conducted in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining and the decision of the arbitrators with respect to such dispute shall be binding, final and conclusive on the parties.

In the event any party hereto shall elect to submit any such dispute to arbitration hereunder, the Sellers, on the one hand, and the Purchaser, on the other hand, shall each appoint and pay all fees of a fit and impartial person as arbitrator with at least ten (10) years’ recent professional experience in the general subject matter of the dispute.  Notice of such appointment shall be sent in writing by each party to the other, and the arbitrators so appointed, in the event of their failure to agree within thirty (30) days after the appointment of the second arbitrator upon the matter so submitted, shall appoint a third arbitrator.  If either the Sellers, on the one hand, or the Purchaser, on the other hand, shall fail to appoint an arbitrator, as aforesaid, for a period of ten (10) days after written notice from the other party to make such appointment, then the arbitrator appointed by the party having made such appointment shall appoint a second arbitrator and the two (2) so appointed shall, in the event of their failure to agree upon any decision within thirty (30) days thereafter, appoint a third arbitrator.  If such arbitrators fail to agree upon a third arbitrator within forty five (45) days after the appointment of the second arbitrator, then such third arbitrator shall be appointed by the American Arbitration Association from its qualified panel of arbitrators, and shall be a person having at least ten (10) years’ recent professional experience as to the subject matter in question.  The fees of the third arbitrator and the expenses incident to the proceedings shall be borne equally between the Sellers and the Purchaser, unless the arbitrators decide otherwise.  The fees of respective counsel engaged by the parties, and the fees of expert witnesses and other witnesses called for by the parties, shall be paid by the respective party engaging such counsel or calling or engaging such witnesses.

The decision of the arbitrators shall be rendered within thirty (30) days after appointment of the third arbitrator.  Such decision shall be in writing and in duplicate, one counterpart thereof to be delivered to the Sellers and one to the Purchaser.  A judgment of a court of competent jurisdiction may be entered upon the award of the arbitrators in accordance with the rules and statutes applicable thereto then obtaining.

12.15                   Like Kind Exchange.  At either party’s request, the non-requesting party will take all actions reasonably requested by the requesting party in order to effectuate all or any part of the transactions contemplated by this Agreement as a forward or reverse like-kind exchange for the benefit of the requesting party in accordance with Section 1031 of the Internal Revenue Code and, in the case of a reverse exchange, Rev. Proc. 2000-37, including executing an instrument acknowledging and consenting to any assignment by the requesting party of its rights hereunder to a qualified intermediary or an exchange accommodation titleholder.  In furtherance of the foregoing and notwithstanding anything contained in this Agreement to the contrary, the requesting party may assign its rights under this Agreement to a “qualified intermediary” or an “exchange accommodation titleholder” in order to facilitate, at no cost or expense to the other, a forward or reverse like-kind exchange under Section 1031 of the Internal Revenue Code; provided, however, that such assignment will not relieve the requesting party of any of its obligations hereunder.  The non-requesting party will also agree to issue all closing documents, including the deed, to the applicable qualified intermediary or exchange accommodation titleholder if so directed by the requesting party prior to Closing.  Notwithstanding the foregoing, in no event shall the non-requesting party incur or be subject to any liability that is not otherwise provided for in this Agreement.

12.16                   Recording.  This Agreement may not be recorded without the prior written consent of both parties.

12.17                   Joint and Several Liability.  Each Seller shall be jointly and severally liable with each other Seller for all of the obligations and liabilities of any Seller under this Agreement.

12.18                   Non-liability of Trustees.  The Declarations of Trust of HRPT and Hub, copies of which are duly filed with the Department of Assessments and Taxation of the State of Maryland,

provide that the names “HRPT Properties Trust” and “Hub Properties Trust” refer to the trustees under such Declarations of Trust collectively as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of HRPT or Hub shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, HRPT or Hub, as the case may be.  All persons dealing with the Sellers in any way shall look only to the assets of the Sellers for the payment of any sum or the performance of any obligation.

12.19                   Non-liability of Trustees of Purchaser.  The Declaration of Trust of Senior Housing Properties Trust, a copy of which is duly filed with the Department of Assessments and Taxation of the State of Maryland, provides that the name “Senior Housing Properties Trust” refers to the trustees under such Declaration of Trust collectively as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of Senior Housing Properties Trust shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, Senior Housing Properties Trust.  All persons dealing with the Purchaser in any way shall look only to the assets of the Purchaser for the payment of any sum or the performance of any obligation.

12.20                   Waiver and Further Assurances.  The Purchaser hereby acknowledges that it is a sophisticated purchaser of real properties and that it is aware of all disclosures the Sellers are or may be required to provide to the Purchaser in connection with the transactions contemplated hereby pursuant to any law, rule or regulation (including those of Massachusetts and those of the state in which each Property is located).   The Purchaser hereby acknowledges that, prior to the execution of this Agreement, the Purchaser has had access to all information necessary to acquire the Properties and the Purchaser acknowledges that the Sellers have fully and completely fulfilled any and all disclosure obligations with respect thereto.  The Purchaser hereby fully and completely discharges the Sellers from any further disclosure obligations whatsoever relating to the Properties.  In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by the Sellers and the Purchaser, the Sellers and the Purchaser agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing or after the Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to establish, confirm or otherwise evidence the Sellers’ satisfaction of any disclosure obligations or to otherwise consummate the transactions contemplated hereby.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

SELLER:

HRPT PROPERTIES TRUST, a Maryland
real estate investment trust

By:	/s/ John C. Popeo
John C. Popeo
Treasurer and
Chief Financial Officer

HUB PROPERTIES TRUST, a Maryland
real estate investment trust

By:	/s/ John C. Popeo
John C. Popeo
Treasurer

MOB REALTY TRUST, a
Massachusetts nominee trust

By:	/s/ John A. Mannix
John A. Mannix, as trustee as
aforesaid and not individually

By:	/s/ John C. Popeo
John C. Popeo, as trustee as
aforesaid and not individually

PURCHASER:

SENIOR HOUSING PROPERTIES TRUST, a Maryland real estate investment trust

By:	/s/ David J. Hegarty
David J. Hegarty
President

SCHEDULE A

List of Properties and Allocable Purchase Prices

Property	Allocable Purchase Price
Fallon Clinic 35 Millbury Street Auburn, MA	$8,776,753

Fallon Clinic Cady Brook Plaza Charlton, MA	$4,030,061

Fallon Clinic 370 Lunenburg Street Fitchburg, MA	$3,791,968

Fallon Clinic 28 Grafton Common Grafton, MA	$772,543

Fallon Clinic 165 Mill Street Leominster, MA	$10,548,988

Fallon Clinic 108 Elm Street Milbury, MA	$940,405

Fallon Clinic 176 West Street Milford, MA	$3,645,564

Fallon Clinic 338 Church Street Northbridge, MA	$707,227

Fallon Clinic 405-407 Main Street Spencer, MA	$2,950,306

Fallon Clinic 67 Hall Road Sturbridge, MA	$1,915,433

Fallon Clinic 340 Thompson Road Webster, MA	$5,343,208

Fallon Clinic 112 E. Main Street Westborough, MA	$367,186

Property	Allocable Purchase Price
Fallon Clinic 106 East Main Street Westborough, MA	$8,121,676

Fallon Clinic 630 Plantation Street Worcester, MA	$11,562,701

Fallon Clinic 277 E. Mountain Street Worcester, MA	$2,480,103

Fallon Clinic 135 Gold Star Boulevard Worcester, MA	$12,182,513

Fallon Clinic 95 Lincoln Street Worcester, MA	$4,719,548

Fallon Clinic 191 May Street Worcester, MA	$4,488,295

Fallon Clinic 425 N. Lake Avenue Worcester, MA	$7,604,453

210 Mall Boulevard King of Prussia, PA	$6,055,222

H.I.P. of Brooklyn Citibank Building, 6300 Eighth Avenue Brooklyn, NY	$11,906,673

Total:	$112,910,824

SCHEDULE B-1 through B-21

Land

SCHEDULE C

Rent Roll

SCHEDULE D

Forms of Deed

Certain Schedules to this agreement have been omitted. The Company agrees to furnish supplementally copies of any of the omitted Schedules to the Securities and Exchange Commission upon request.